UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A

                     PROXY STATEMENT PURSUANT TO SECTION 14A
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                   Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE COMMISSION
     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material
     Pursuant to Rule 14a-11(c) or Rule 14a-12


                            WESTMORELAND COAL COMPANY
         - ------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                  WESTMORELAND COMMITTEE TO ENHANCE SHARE VALUE
         - ------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

     Westmoreland Committee to Enhance Share Value
                 2789 Hartland Road
               Falls Church, VA  22043
                  (703) 641-4612
                 September 8, 2000


Dear Fellow Westmoreland Depositary/Preferred Shareholder:

Soon you likely will receive materials from the management of Westmoreland Coal Company, asking you to complete, sign, and return a white card revoking your blue CONSENT to remove Preferred Stock Directors, Messrs. Killen and Sight, and replace them with the Committee's two nominees, Messrs. Dove and Williams.

Our Committee of your fellow shareholders urge you NOT to return any materials you receive from the Company. If you have already signed such material, you have every right to subsequently reverse that vote by signing and sending to us a later-dated blue CONSENT card. If you are confused by the mailings you have received or need help with filing your blue CONSENT, please contact the Committee at the number above.

We urge you to stay the course with the Committee that you began by voting your blue CONSENT card. We appreciate your vote of confidence. Working together, we are on our way to success in electing two new directors who own significant amounts of Preferred Shares and who will diligently monitor on our behalf the Westmoreland Board's activities in connection with issues of importance to Preferred shareholders.

The Committee believes that the key issue is adequate representation of our interests on the Board. We believe it is impractical to hope that the two current Preferred Stock directors - who own only 750 Depositary Shares between them - will ensure that Preferred Stock issues will be a priority within the Company for the foreseeable future. Also, keep in mind that as long as the Preferred dividend is in default, the Company's charter prohibits Preferred shareholders from voting in general elections for any persons other than the two Preferred Stock directors. Our only practical means available to monitor or influence the Board's day-to-day activities relating to our Preferred Stock is through our two Preferred Stock directors. Let's make that representation meaningful.

Stay the course with your Fellow Depositary Shareholders! Time is of the essence - only a few days remain for this action. We urge that the last card you sign is a blue CONSENT that provides your "CONSENT TO" both Action #1 and Action #2. CONSENTs can be faxed to (703) 739-5982.

Sincerely,

/s/ Stephen D. Rosenbaum
Stephen D. Rosenbaum